Exhibit 99.1
KORE Reports First Quarter 2023 Results; Reiterates 2023 Guidance
ATLANTA – May 9, 2023 – KORE Group Holdings, Inc. (NYSE: KORE, KORE WS) (“KORE” or the “Company”), the global pure-play Internet of Things ("IoT") hyperscaler, and provider of IoT Connectivity, Solutions and Analytics, today reported financial and operational results for the quarter ended March 31, 2023.
KORE: Company Highlights
•First quarter 2023 revenue of $66.0 million increased 5.7% sequentially from the fourth quarter of 2022 and was ahead of expectations, primarily due to stronger than expected growth in our Connected Health vertical and sequential growth of 19.7% in IoT Solutions revenue.
•Gross margin in first quarter 2023 increased over 500 basis points to 54.0% versus 48.9% in the first quarter of 2022 and was up slightly on a sequential basis from fourth quarter 2022 due to improved carrier optimization, the absence of LTE transition project revenue from our largest customer, and lower hardware sales.
•KORE’s sales funnel, which KORE defines as opportunities the KORE sales team is actively pursuing for new business, now includes over 1,400 opportunities with an estimated potential Total Contract Value (TCV)1 of over $500 million, a 15% sequential increase from fourth quarter 2022 estimated potential TCV of $434 million.
•KORE’s eSIM solution, OmniSIM™ SAFE was selected as a winner of the M2M Product of the Year by IoT Breakthrough. OmniSIM SAFE pairs global zero-touch provisioning capabilities with our industry-leading eSIM secured by the GSMA SAFE standards. This allows KORE customers to meet the challenge of global connectivity in a carrier and device agnostic, secure manner for Massive IoT use cases.
•The Company is maintaining its 2023 revenue guidance2 of a range of $300 million to $310 million and maintaining adjusted EBITDA, a non-GAAP metric3, guidance of $60 million to $62 million.
“We are off to a solid start to the year with first quarter revenue increasing sequentially from the fourth quarter and coming in above our expectations. We expect continued quarterly sequential growth through the remainder of 2023 and beyond, and year-over-year revenue growth to begin in the second half of 2023, as we will no longer face difficult comparisons from the one-time transitory items we have previously discussed,” said Romil Bahl, President and CEO of KORE. “Our global sales pipeline continues to increase both in the number of opportunities and TCV dollars, and our acquisition of Twilio’s IoT business is on track. With this backdrop, we remain confident in our 2023 revenue and adjusted EBITDA guidance.”
Financial Performance for First Quarter 2023, Compared to the Same Period of 2022:
•Total revenue decreased by 4.4% to $66.0 million, compared to $69.0 million. In Q1 2022, KORE had a significant amount of 2G/3G revenue and LTE transition project revenue from our largest customer. The LTE project revenue alone was approximately $8.6 million, which, as expected, did not repeat in Q1 2023. Excluding LTE transition project revenue, normalized revenue increased by 9.0%.
•IoT Connectivity revenue of $43.5 million declined by 1.3% compared to$44.1 million in the first quarter of 2022, which was the highest Non-Core customer and 2G/3G revenue quarter in 2022, making for a difficult comparison. Excluding Non-Core customers, IoT Connectivity revenue increased 7.0%.
•IoT Solutions revenue declined by 9.7% to $22.4 million, compared to$24.8 million one year ago as this segment also faced a difficult year-over-year comparison, owing to the one-time LTE transition engagement at our largest customer. Excluding this one-time revenue, IoT Solutions revenue increased approximately 35% year-over-year.
•Net loss increased to $18.5 million, or $0.24 per share, compared to$11.6 million, or $0.16 per share, one year ago. The primary drivers for the increase in net loss were an increase in SG&A, including non-recurring additional audit and accounting costs of approximately $1.0 million, and a $3.6 million increase in interest expense.
•Adjusted EBITDA decreased by 12.8% to $13.3 million, compared to $15.3 million one year ago. The key drivers of the decline were increased headcount costs to invest in the Company’s growth and to enhance public company processes and systems, including SOX compliance. Additionally, and as mentioned above, the Company incurred higher-than-normal, non-recurring, professional fees associated with the 2022 year-end audit process.

1 See “Key Metrics” below for more information.
2 2023 Revenue and Adjusted EBITDA guidance assumes the acquisition of Twilio’s IoT business will close on June 1, 2023.
3 See “Non-GAAP Financial Measures” and “Reconciliation of Net Loss to EBITDA to Adjusted EBITDA: below for more information

The tables below summarize our revenue and specific key metrics:

	Three months ended March 31,
(In thousands, USD)[4]	2023		2022
IoT Connectivity	$43,545	66%	$44,135	64%
IoT Solutions	22,430	34%	24,843	36%
Total Revenue	$65,975	100%	$68,978	100%
Period End Total Connections[5]	15.1 million		15.3 million
Average Total Connections for the Period	15.1 million		15.1 million

First Quarter 2023 Key Metrics and Business Successes
•KORE’s Total Connections were approximately 15.1 million as of March 31, 2023, a sequential increase of approximately 100,000 connections from the fourth quarter of 2022.
•DBNER6 was 107% for the twelve month period ending March 31, 2023, compared to 122% for the twelve months ending March 31, 2022. Excluding our largest customer, DBNER was 126% vs. 114%.
•KORE added $28 million of new business TCV in the first quarter, and the company’s new business sales funnel now includes over 1,400 opportunities with an estimated potential TCV of $501 million as of March 31, 2023.
•KORE launched MODGo™, a SaaS solution that provides visibility across IoT device deployment and helps manage logistics. In effect, MODGo makes it easy to Manage, Order, and Deploy IoT on the Go, providing organizations with a single solution for managing their entire IoT ecosystem.
•KORE was named a Leader in the 2023 Gartner Magic Quadrant for Managed IoT Connectivity Services for the fourth consecutive year.
•KORE had several notable new business wins in the first quarter including:
◦KORE was selected by a leader in the advertising technology market for its OmniSIM technology. KORE’s unique eSIM solution resulted in the customer transferring 100% of its North American business to KORE, adding over $10 million in TCV.
◦KORE secured an approximately $2 million TCV contract to provide a comprehensive set of hardware, connectivity services, and forward and reverse logistics managed services to a new remote patient monitoring (RPM) customer.
◦KORE will provide fixed wireless access services to a major restaurant chain with over 700 locations and will upgrade these locations to 5G technology as part of a contract with a TCV of over $1 million, and KORE has the potential to add an additional approximately $1 million in TCV for IoT Managed Services at the same customer.
Maintaining 2023 Financial Outlook
For the twelve months ending December 31, 2023, assuming that the acquisition of Twilio’s IoT business unit closes on June 1, 2023, the Company continues to expect the following:
•Revenue in the range of $300 million to $310 million; and
•Adjusted EBITDA in the range of $60 million to $62 million, representing a margin of approximately 20%.

Bahl concluded, “We have kicked off 2023 by continuing to deliver on our commitments. As I look to the remainder of the year, I am encouraged by our growth story becoming evident and our innovative product introductions, such as OmniSIM and, most recently, MODGo, continuing to differentiate KORE from our competitors. I am also excited by the prospect of having Twilio’s IoT business become a part of KORE. As a global pure play provider of IoT connectivity, solutions, and
4Except for Total Connections
5 Period end connections in Q1’22 included approximately 0.4 million connections related to Non-Core customers, which no longer contribute to revenue at the end of Q1’23.
6See “Key Metrics” below for definitions

analytics with over 80% recurring revenue and a robust and growing sales pipeline against a backdrop of increasing IoT adoption, KORE is well-positioned to grow through this decade of IoT.”

Conference Call Details
KORE management will hold a conference call today (May 9, 2023) at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to discuss its financial results, business highlights, and outlook. President and CEO Romil Bahl and CFO Paul Holtz will host the call, followed by a question-and-answer session.
Webcast: Link
U.S. dial-in: (877) 407-3039
International dial-in: (215) 268-9922
Conference ID: 13732888
The conference call and a supplemental slide presentation to accompany management’s prepared remarks will be available via the webcast link and for download via the investor relations section of the Company’s website, ir.korewireless.com
For the conference call, please dial-in 5-10 minutes prior to the start time, and an operator will register your name and organization, or you can register here. If you have any difficulty with the conference call, please contact KORE investor relations at (678) 392-2386. A replay of the conference call will be available approximately three hours after the conference call end time and may be accessed by calling (877) 660-6853 or (201) 612-7415 using access code 13732888.
About KORE
KORE is a pioneer, leader, and trusted advisor delivering mission critical IoT solutions and services. We empower organizations of all sizes to improve operational and business results by simplifying the complexity of IoT. Our deep IoT knowledge and experience, global reach, purpose-built solutions, and deployment agility accelerate and materially impact our customers’ business outcomes. For more information, visit www.korewireless.com
Non-GAAP Financial Measures
In addition to our results determined in accordance with GAAP, we believe the following non-GAAP measures are useful in evaluating our operational performance. We use the following non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors in assessing our operating performance.

EBITDA and Adjusted EBITDA

“EBITDA” is defined as net income (loss) before other non-operating expense or income, income tax expense or benefit, and depreciation and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for unusual and other significant items that management views as distorting the operating results from period to period. Such adjustments may include stock-based compensation, integration and acquisition-related charges, tangible and intangible asset impairment charges, certain contingent liability reversals, transformation, and foreign currency transaction gains and losses. EBITDA and Adjusted EBITDA are intended as supplemental measures of our performance that are neither required by, nor presented in accordance with, GAAP. We believe that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, you should be aware that when evaluating EBITDA and Adjusted EBITDA we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate Adjusted EBITDA in the same fashion.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. You should review the reconciliation of net loss to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.

We have not provided the forward-looking GAAP equivalents for the forward-looking non-GAAP financial measures Adjusted EBITDA and Adjusted EBITDA margin or a GAAP reconciliation as a result of the uncertainty regarding, and the potential variability of, reconciling items including but not limited to stock-based compensation expense, foreign currency loss or gain and acquisition and integration-related expenses. Accordingly, a reconciliation of these non-GAAP guidance metrics to their corresponding GAAP equivalents is not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results and, as such, we also believe that any reconciliations provided would imply a degree of precision that could be confusing or misleading to investors.
Key Metrics
KORE reviews a number of metrics to measure our performance, identify trends affecting our business, prepare financial projections, and make strategic decisions. The calculation of the key metrics and other measures discussed below may differ from other similarly titled metrics used by other companies, securities analysts, or investors.

Number of Customer Connections
Total Customer Connections or “Total Connections” constitutes the total of all KORE Connectivity services connections, including both CaaS and CEaaS connections, but excluding certain connections where mobile carriers license KORE’s subscription management platform from KORE. Total Connections include the contribution of eSIMs and is the principal measure used by management to assess the performance of the business on a periodic basis.

DBNER
DBNER (Dollar Based Net Expansion Rate) tracks the combined effect of cross-sales of IoT Solutions to KORE’s existing customers, its customer retention and the growth of its existing business. KORE calculates DBNER by dividing the revenue for a given period (“given period”) from existing go-forward customers by the revenue from the same customers for the same period measured one year prior (“base period”). The revenue included in the current period excludes revenue from (i) customers that are non go-forward customers, meaning customers that have either communicated to KORE before the last day of the current period their intention not to provide future business to KORE or customers that KORE has determined are transitioning away from KORE based on a sustained multi-year time period of declines in revenue and (ii) new customers that started generating revenue after the end of the base period. For example, to calculate our DBNER for the trailing 12 months ended March 31, 2023, we divide (i) revenue, for the trailing 12 months ended March 31, 2023, from go-forward customers that started generating revenue on or before March 31, 2022, by (ii) revenue, for the trailing 12 months ended March 31, 2022, from the same cohort of customers. For the purposes of calculating DBNER, if KORE acquires a company during the given period or the base period, then the revenue of a customer before the acquisition but during either the given period or the base period is included in the calculation. Further, it is often difficult to ascertain which customers should be deemed not to be go-forward customers for purposes of calculating DBNER. Customers are not required to give notice of their intention to transition off of the KORE platform, and a customer’s exit from the KORE platform can take months or longer, and total connections of any particular customer can at any time increase or decrease for any number of reasons, including pricing, customer satisfaction or product fit – accordingly, a decrease in total connections may not indicate that a customer is intending to exit the KORE platform, particularly if that decrease is not sustained over a period of several quarters. DBNER would be lower if it were calculated using revenue from non go-forward customers.

As of March 31, 2023, and March 31, 2022, DBNER excludes connections from non go-forward customers, the vast majority of which are connections from Non-Core Customers. KORE defines “Non-Core Customers” to be customers that management has judged to be lost as a result of the integration of Raco Wireless, Wyless and other acquisitions completed during in the 2014-2017 period, but which continue to have some connections (and account for some revenue) each year with KORE. Non-Core Customers are a subset of non go-forward customers.

DBNER is used by management as a measure of growth at KORE’s existing customers (i.e., “same store” growth). It is not intended to capture the effect of either new customer wins or the declines from non go-forward customers on KORE’s total revenue growth. This is because DBNER excludes new customers which started generating revenue after the base period, and also excludes any customers which are non go-forward customers on the last day of the current period. Revenue increases from new customer wins, and a decline in revenue from non go-forward customers are also important factors in assessing KORE’s revenue growth, but these factors are independent of DBNER.

Total Contract Value (TCV)
Total Contract Value (TCV) represents KORE’s estimated value of a revenue opportunity. TCV for an IoT Connectivity opportunity is calculated by multiplying by forty the estimated revenue expected to be generated during the twelfth month of production. TCV for an IoT Solutions opportunity is either the actual total expected revenue opportunity, or if it is a longer-term “programmatically recurring revenue” program, calculated for the first 36 months of the delivery period.

Cautionary Note on Forward-Looking Statements
This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” “target” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding the proposed acquisition of Twilio’s IoT business and its expected consummation, as well as its timing and benefits, estimates and forecasts of revenue, adjusted EBITDA and other financial and performance metrics, future capital availability, projections regarding recent customer engagements, projections of market opportunity and conditions, the total contract value (TCV) of signed contracts and potential revenue opportunities in KORE’s sales funnel, and related expectations. These statements are based on various assumptions and on the current expectations of KORE’s management. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on by any investor or other person as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of KORE. These forward-looking statements are subject to a number of risks and uncertainties, including general economic, financial, legal, political and business conditions and changes in domestic and foreign markets; the potential effects of COVID-19; risks related to the rollout of KORE's business and the timing of expected business milestones; risks relating to the integration of KORE’s acquired companies, including the expected acquisition of Twilio’s IoT business, changes in the assumptions underlying KORE's expectations regarding its future business; our ability to negotiate and sign a definitive contract with a customer in our sales funnel; our ability to realize some or all of the TCV of customer contracts as revenue, including any contractual options available to customers or contractual periods that are subject to termination for convenience provisions; the effects of competition on KORE's future business; and the outcome of judicial proceedings to which KORE is, or may become a party. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that KORE presently does not know or that KORE currently believes are immaterial that could also cause actual results to differ materially from those contained in the forward-looking statements. In addition, forward-looking statements reflect KORE's expectations, plans or forecasts of future events and views as of the date of this press release. KORE anticipates that subsequent events and developments will cause these assessments to change. However, while KORE may elect to update these forward-looking statements at some point in the future, KORE specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing KORE's assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

KORE Investor Contact
Charley Brady
Vice President, Investor Relations
investors@korewireless.com
+1-678-392-2386
KORE Media Contact
Alisa Moloney
Senior Director of Marketing
amoloney@korewireless.com
+1-949-574-3860

KORE Group Holdings, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands USD, except share and per share amounts) (unaudited)

	Three Months Ended
	March 31,
	2023	2022
Revenue
Services	$47,550	$47,543
Products	18,425	21,435
Total revenue	65,975	68,978
Cost of revenue
Cost of services	16,543	17,550
Cost of products	13,774	17,723
Total cost of revenue (exclusive of depreciation and amortization shown separately below)	30,317	35,273
Operating expenses
Selling, general and administrative	30,200	27,717
Depreciation and amortization	14,125	13,175
Total operating expenses	44,325	40,892
Operating loss	(8,667)	(7,187)
Interest expense, including amortization of deferred financing costs, net	10,195	6,624
Change in fair value of warrant liability	(3)	(27)
Loss before income taxes	(18,859)	(13,784)
Income tax benefit	(369)	(2,212)
Net loss	$(18,490)	$(11,572)
Loss per share:
Basic	$(0.24)	$(0.16)
Diluted	$(0.24)	$(0.16)
Weighted average number of shares outstanding:
Basic	76,524,735	74,040,261
Diluted	76,524,735	74,040,261

KORE Group Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands USD, except share and per share amounts)

	March 31, 2023		December 31, 2022
	(unaudited)
Assets
Current assets
Cash	$30,600		$34,645
Accounts receivable, net respectively	48,055		44,538
Inventories, net	8,774		10,051
Income taxes receivable	424		502
Prepaid expenses and other current assets	12,625		13,484
Total current assets	100,478		103,220
Non-current assets
Restricted cash	361		362
Property and equipment, net	12,137		11,899
Intangibles assets, net	183,252		192,504
Goodwill	369,870		369,706
Operating lease right-of-use assets	9,501		10,019
Deferred tax assets	54		55
Other long-term assets	876		971
Total assets	$676,529		$688,736
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$23,264		$17,835
Accrued liabilities	15,850		15,793
Current portion of operating lease liabilities	1,649		1,811
Income taxes payable	1,212		207
Deferred revenue	7,732		7,817
Current portion of long-term debt and other borrowings, net	5,370		5,345
Total current liabilities	55,077	—	48,808
Non-current liabilities
Deferred tax liabilities	23,272		25,248
Warrant liability	30		33
Non-current portion of operating lease liabilities	8,961		9,275
Long-term debt and other borrowings, net	413,090		413,910
Other long-term liabilities	11,404		10,790
Total liabilities	$511,834		$508,064
Commitments and contingencies
Stockholders’ equity
Common stock, voting; par value $0.0001 per share; 315,000,000 shares authorized, 76,289,741 and 72,027,743 shares issued and outstanding at March 31, 2023 and December 31, 2022, respectively	$8		$8
Additional paid-in capital	$437,677		435,292
Accumulated other comprehensive loss	$(6,262)		(6,390)
Accumulated deficit	(266,728)		(248,238)
Total stockholders’ equity	164,695		180,672
Total liabilities and stockholders’ equity	$676,529		$688,736

KORE Group Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands USD) (unaudited)

	Three Months Ended
	March 31,
	2023	2022
Cash flows from operating activities
Net loss	$(18,490)	$(11,572)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	14,125	13,175
Amortization of deferred financing costs	625	587
Non-cash reduction to the operating lease right-of-use assets	539	587
Deferred income taxes	(1,994)	(3,296)
Non-cash foreign currency loss (gain)	(395)	(3)
Stock-based compensation	2,570	2,050
Allowance for credit losses	(129)	55
Change in fair value of warrant liability	(3)	(27)
Change in operating assets and liabilities, net of operating assets and liabilities acquired:
Accounts receivable	(3,227)	(2,635)
Inventories	1,302	4,994
Prepaid expenses and other current assets	926	1,591
Accounts payable and accrued liabilities	5,589	(8,511)
Deferred revenue	(108)	132
Income taxes payable	1,079	(213)
Operating lease liabilities	(496)	(894)
Net cash provided by (used in) operating activities	$1,912	$(3,980)
Cash flows used in investing activities
Additions to intangible assets	(3,814)	(2,790)
Additions to property and equipment	(1,025)	(635)
Payments for acquisitions, net of cash acquired	—	(45,078)
Net cash used in investing activities	$(4,839)	$(48,503)
Cash flows from financing activities
Repayment of term loan	(788)	(788)
Repayment of other borrowings—notes payable	(536)	(118)
Equity financing fees	—	(126)
Payment of deferred financing costs	—	(452)
Payment of financing lease obligations	—	(66)
Net cash used in financing activities	$(1,324)	$(1,550)
Effect of exchange rate changes on cash	202	(26)
Change in cash and restricted cash	(4,049)	(54,059)
Cash and restricted cash, beginning of period	35,007	86,343
Cash and restricted cash, end of period	$30,961	$32,284

KORE Group Holdings, Inc. and Subsidiaries
RECONCILIATION OF NET LOSS TO EBITDA TO ADJUSTED EBITDA
(In thousands USD) (unaudited)

	Three months ended March 31,
(In thousands, USD)	2023	2022
Net loss	$(18,490)	$(11,572)
Income tax benefit	(369)	(2,212)
Interest expense	10,195	6,624
Depreciation and amortization	14,125	13,175
EBITDA	5,461	6,015
Change in Fair value of warrant liability (non-cash)	(3)	(27)
Transformation expenses	1,864	1,565
Acquisition and integration-related restructuring costs	3,207	5,293
Stock-based compensation (non-cash)	2,570	2,050
Foreign currency loss (non-cash)	112	(3)
Other	117	395
Adjusted EBITDA	$13,328	$15,288